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                                                                     Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Liberty Corporation of our report dated February 4, 2002, included in the 2001 Annual Report to Shareholders of The Liberty Corporation.

Our audits also included the financial statement schedule of The Liberty Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-22591) pertaining to The Liberty Corporation Retirement and Savings Plan, in the Registration Statement (Form S-8 No.333-30151) pertaining to The Performance Incentive Compensation Program and in the Registration Statement (Form S-8 No. 333-84938) pertaining to The Liberty Corporation Retirement and Savings Plan, as Amended and Restated Effective January 1, 2002 of our report dated February 4, 2002, with respect to the consolidated financial statements and schedule of The Liberty Corporation incorporated by reference in the annual report on Form 10-K for the year ended December 31, 2001.

                              /s/ Ernst & Young LLP

Greenville, South Carolina
March 27, 2002


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